Exhibit 10.37

TECHNICAL TRANSFER AND SERVICE AGREEMENT

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
TECHNICAL TRANSFER AND SERVICE AGREEMENT
This TECHNICAL TRANSFER AND SERVICE AGREEMENT (this “Agreement”), dated as of July 31, 2015 (the “Effective Date”), is made by and between Flexion Therapeutics, Inc., a Delaware corporation having its principal place of business at 10 Mall Road, Suite 301, Burlington, Massachusetts, United States (“Flexion”), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom (“Patheon”). Flexion and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Flexion has a commercial interest in the Manufacture (as defined herein) and commercialization of FX006 drug product, an extended-release formulation of triamcinolone acetonide (TCA) which is manufactured using Flexion’s Manufacturing Process (the “Product”);
WHEREAS, concurrently herewith, the Parties are executing a manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) pursuant to which Patheon would be a manufacturer and supplier of the Product; and
WHEREAS, in anticipation of the Manufacturing and Supply Agreement and the goods and services that Patheon will supply thereunder, the Parties desire to enter into a binding agreement pursuant to which Patheon would undertake certain technical transfer and construction services in order to validate and scale up portions of Flexion’s technology package and prepare Patheon’s facilities for the Manufacture of the Product;
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
The following terms will have the meanings set forth below. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular. Any term not defined hereunder shall have the meaning ascribed to such term in the Manufacturing and Supply Agreement.
1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.2 “Additional Services” means any services requested and approved by Flexion that supplement Patheon’s regular performance of the Services as described in Schedule 2.1(a) of the Manufacturing and Supply Agreement.
1.3 “Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this Section 1.3 only, a Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than 50% of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever.
1.4 “Agreement” has the meaning set forth in the preamble hereto.
1.5 “API” means the active pharmaceutical ingredient triamcinolone acetonide, micronized.
1.6 “Applicable Law” means applicable United States, Canadian, English and other foreign federal, state, and local laws, orders, rules, regulations, guidelines, standards, customs and ordinances, including, without limitation, those (to the extent they are applicable) of the FDA, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom and other comparable foreign Regulatory Authorities, including the Food Drug and Cosmetic Act.
1.7 “Base Fee” means the monthly fee paid by Flexion in consideration for the Services, as more specifically set forth in Schedule 2.1(a) of the Manufacturing and Supply Agreement. For the avoidance of doubt, Base Fees do not include Capital Expenditures, Product Fees (as defined in the Manufacturing and Supply Agreement), Material Costs (as defined in the Manufacturing and Supply Agreement), or charges for Bill Back Items or Additional Services.
1.8 “Bill Back Items” means items and services set forth in Schedule 2.1(a) of the Manufacturing and Supply Agreement that are used or necessary in connection with the Manufacture of the Products and which result in a nominal cost to Flexion.
1.9 “Capital Expenditures” has the meaning set forth in Section 2.2.
1.10 “Certificate of Analysis” has the meaning set forth in Section 1.8a of the Manufacturing and Supply Agreement.
1.11 “Change of Control” has the meaning set forth in Section 9.6.
1.12 “Claim” has the meaning set forth in Section 7.3(a).
1.13 “Completion of the Tech Transfer” has the meaning set forth in Section 8.2.
1.14 “Control” or “Controlled” means ownership or the right by a Party to assign or grant a license or sublicense under intellectual property rights to the other Party of the scope set forth herein, without breaching the terms of any agreement with a Third Party.
1.15 “Discretionary Manufacturing Changes” has the meaning set forth in Exhibit 2.1-F.
1.16 “Effective Date” has the meaning set forth in the Preamble.

1.17 “EMA” means the European Medicines Agency.
1.18 “Equipment” means any equipment used in the Manufacture of the Product as more fully set forth in Section 2.9 of the Manufacturing and Supply Agreement.
1.19 “Exploit” means to make, have made, import, use, sell, offer for sale, receive or otherwise dispose of the Product or process, including the research, development (including the conduct of clinical trials), registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, export, transport, distribution, promotion, or marketing of the Product or process.
1.20 “Facility” means the facility of Patheon located at Kingfisher Drive, Swindon, Wiltshire SN3 5BZ, United Kingdom.
1.21 “FDA” means the United States Food and Drug Administration and any successor organization thereto and all agencies under its direct control.
1.22 “Flexion” has the meaning set forth in the Preamble.
1.23 “Flexion Indemnified Parties” has the meaning set forth in Section 7.2.
1.24 “Flexion Manufacturing Equipment” has the meaning set forth in Exhibit 2.1-F.
1.25 “Flexion’s Manufacturing Process” means the proprietary process owned or Controlled by Flexion for Manufacturing the Product as disclosed by Flexion to Patheon, and each intermediate of the Product, as established as of the Effective Date, including, without limitation, as set forth in the investigational new drug application filed with the FDA (“IND”) and, when applicable, as set forth in the NDA as may be filed with, and approved by, the FDA.
1.26 “Flexion On Site Representative” has the meaning set forth in Section 0(a).
1.27 “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of the Product, or any intermediate of the Product, pursuant to Applicable Law, including those promulgated under the Act at 21 C.F.R. (chapters 210 and 211), and those promulgated under EC Directive 2003/94/EC, together with the latest FDA and EMA guidance documents pertaining to manufacturing and quality control practices, all as updated, amended and revised from time to time.
1.28 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).
1.29 “Indemnified Party” has the meaning set forth in Section 7.3(a).
1.30 “Indemnifying Party” has the meaning set forth in Section 7.3(a).
1.31 “Key Technical Assumptions” has the meaning set forth in Exhibit 2.1-D.
1.32 “Loss” means any claims, lawsuits, losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and disbursements).

1.33 “Maintenance” means the maintenance of Equipment and Facilities in satisfactory operating condition, including the performance of systematic inspection and service of Equipment pursuant to the applicable Standard Operating Procedures of Patheon, as reviewed and agreed to by Flexion (the “Equipment Standard Operating Procedures”), or the manufacturer’s terms of operation and recommended procedures.
1.34 “Make Good Costs” has the meaning set forth in Section 8.11(c).
1.35 “Manufacture” and “Manufacturing Services” means the manufacturing, processing, formulating, sterilization, filling, packaging, labelling, storage, handling, and quality control testing of Materials or the Product as more particularly set out in Schedule 2.1(a) of the Manufacturing and Supply Agreement.
1.36 “Manufacturing and Supply Agreement” has the meaning set forth in the Recitals.
1.37 “Manufacturing Suite” means the manufacturing suite at the Facility capable of Manufacturing the Product pursuant to Flexion’s Manufacturing Process, whose footprint is attached as Exhibit 2.1-A, together with the areas identified in the plan attached as Exhibit 2.1-A as the areas for the bulk powder Manufacture and bulk vial filling and, pursuant to the terms of Section 2.10 of the Manufacturing and Supply Agreement, the Phase I Filling Space. The footprint of the Manufacturing Suite and the engineering approach shall be revised by the Parties in order to adapt the Manufacturing Suite to Flexion’s Manufacturing Process, as set forth in Section 2.1 hereto. Such footprint is diagrammatic in nature and is intended to generally depict the location and approximate size of current and future spaces allocated to Flexion. Such footprint may be amended to be specifically adapted to the Manufacture of the Product, and the Parties shall agree upon the definitive footprint, taking into account parameters such as the exact design of the space, space classifications, code requirements, equipment, materials, personnel, waste stream process flows, equipment sizing and utility requirements. For purposes of clarity, prior to the Phase III Manufacturing Suite Clearance Date (as defined in Section 2.10 of the Manufacturing and Supply Agreement), the definition of Manufacturing Suite shall include the Phase I Filling Space.
1.38 “Materials” means all API, excipients and processing aids, and processing, filling and packaging components, used in connection with the Manufacture of the Product and listed in Schedule 1.62 of the Manufacturing and Supply Agreement, as amended prior to Product launch, based on the Parties’ most recent usage experience rate, and to reflect changes to the Specifications.
1.39 “NDA” means the new drug application for a product, including the Product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data, and other information filed concerning such product that are necessary for FDA approval to market such product in the Territory.
1.40 “NDC” means “national drug code,” a unique three-segment number, which is a universal product identifier for human drugs.
1.41 “Party” or “Parties” has the meaning set forth in the Preamble.

1.42 “Patheon” has the meaning set forth in the Preamble.
1.43 “Patheon Indemnified Parties” has the meaning set forth in Section 7.1.
1.44 “Patheon Manufacturing Equipment” has the meaning set forth in Exhibit 2.1-F.
1.45 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.46 Not used.
1.47 “Product” has the meaning set forth in the Recitals hereto, in finished, unpackaged form, according to the Specifications.
1.48 “Project Manager” has the meaning set forth in Section 2.7(c).
1.49 “Proprietary Information” has the meaning given in the Manufacturing and Supply Agreement.
1.50 “Quality Agreement” has the meaning set forth in Section 3.1 of the Manufacturing and Supply Agreement.
1.51 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to Exploit the Product in any country in the Territory, including any (a) approval of a Product, Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labelling approval; and (d) technical, medical, and scientific licenses.
1.52 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Product in the Territory.
1.53 “Remediation Period” has the meaning set forth in Section 8.5.
1.54 “Required Manufacturing Changes” has the meaning set forth in Exhibit 2.1-F.
1.55 “Services” means the (a) Manufacturing Services performed by Patheon pursuant to the Manufacturing and Supply Agreement; and (b) the Transfer Services performed by Patheon under this Agreement.
1.56 “Specifications” means the specifications for each presentation of Product (i.e., the dosage forms in Schedule 1.82 of the Manufacturing and Supply Agreement) given by

Flexion to Patheon relating to the specifications of the Materials; the manufacturing specifications, directions and processes; the storage requirements; all environmental, health and safety information for the Product including material safety data sheets and the finished Product specifications, specifications for bulk and primary packaging and shipping requirements for the Product, as amended, modified, or supplemented from time to time.
1.57 “Steering Committee” has the meaning set forth in Section 2.7(e).
1.58 “Taxes” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholding or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including for the avoidance of doubt, national insurance contributions in the United Kingdom) and any penalty, fine, surcharge, interest, charge, charges or costs thereto.
1.59 “Term” has the meaning set forth in Section 8.1.
1.60 “Territory” means […***…] and other territories agreed by the Parties pursuant to Section 2.2(h) of the Manufacturing and Supply Agreement from time to time.
1.61 “Third Party” means a Person who is neither a Party nor an Affiliate of a Party.
1.62 “Third Party Losses” means Losses incurred as a result of claims brought by Third Parties.
1.63 “Timeline” has the meaning set forth in Section 2.1.
1.64 “Transfer Services” means the services rendered under this Agreement, as described in Section 2.1 and in the Exhibits attached to this Agreement, based on the Key Technical Assumptions stated therein.
1.65 “VAT” has the meaning set forth in Section 9.15(c).

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ARTICLE 2
TRANSFER SERVICES
2.1 Description of Transfer Services. Patheon will (a) provide engineering and construction services, directly or using third parties (pursuant to Section 9.8 hereto), to construct the Manufacturing Suite in accordance with the engineering approach and the footprints set forth in Exhibit 2.1-A of this Agreement, as it may be amended by mutual written agreement of the Parties, and the projected capital requirements set forth in Exhibit 2.1-B, (b) procure and/or validate the Equipment necessary to Manufacture the Product in accordance with Exhibit 2.1-F and perform the Transfer Services set forth in Exhibit 2.1-C, and (c) provide other services set forth in Exhibit 2.1-D in order to validate and implement Flexion’s Manufacturing Process for the Product in compliance with the Quality Agreement, GMP, all other Applicable Law and the Specifications and register the Facility to Manufacture the Product (collectively, the “Transfer Services”). Patheon will perform the Transfer Services, (i) to facilitate the Regulatory Approval of the Manufacturing Suite as the manufacturing, testing, and packaging sites for the Product, (ii) so that the Product is Manufactured and tested using Flexion’s Manufacturing Process including testing and releasing (pursuant to the terms of the Quality Agreement) all Materials according to the Specifications and test methods, including the Specifications set forth in the NDA when approved. Patheon will use its commercially reasonable efforts to complete the Transfer Services in a timely fashion in accordance with the schedule set forth in Exhibit 2.1-E (the “Timeline”). The Parties will cooperate with one another in the performance of this Agreement in good faith.
2.2 Payments for Transfer Services. The Parties acknowledge and agree that Patheon’s consideration for the Transfer Services performed hereunder is (a) the payment of the Base Fees, as set forth in Schedule 2.1(a) of the Manufacturing and Supply Agreement, (b) the payments associated with the Equipment, Manufacturing Suite construction and related process and support and validation services, each in accordance with the capital requirements set forth in Exhibit 2.1-B (together, the “Capital Expenditures”); (c) charges for Bill Back Items; and (d) charges for Additional Services. All payments from Flexion to Patheon hereunder shall be in British Pounds (GBP) and will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV of the Manufacturing and Supply Agreement. All invoices from Patheon to Flexion for Capital Expenditures shall include all (if any) applicable invoices from vendors for the supply, transportation, installation, and commissioning of the Equipment that pertain to the Transfer Services invoiced by Patheon. Flexion acknowledges that the amounts of Capital Expenditures are estimates and are subject to review once manufacturing details and process specification requirements have been confirmed, any necessary machine trials performed and upon receipt of formal quotations from the equipment suppliers; provided however that, in no event shall the Capital Expenditures exceed the amount set forth in Exhibit 2.1-B by more than […***…] percent ([…***…]%) unless otherwise mutually agreed by the Parties in writing.
2.3 Modifications. The Parties may modify and agree upon the definitive engineering approach, footprint of the Manufacturing Suite, or the Timeline, taking into account parameters such as the exact design of the space, space classifications, code requirements, Equipment,

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materials, personnel, waste stream process flows, equipment sizing and utility requirements. Any such modifications shall be discussed by the Parties and agreed to in writing including as to any consequential fees and costs or savings relating thereto, duly executed by the Parties.
2.4 Flexion’s Responsibilities.
(a) To assist Patheon in its performance of the Transfer Services under this Agreement, Flexion shall (i) at its expense provide Patheon in a timely fashion with relevant information, documentation, and data relating to (1) Flexion’s Manufacturing Process, (2) the Equipment necessary to Manufacture the Product in accordance with Flexion’s Manufacturing Process, and (3) Product safety and information, documentation, and data, including any applicable NDA numbers, NDC codes, “CMC” sections of NDAs, validation protocols, validation reports, method validation protocols, method validation reports, and other documents necessary or reasonably requested by Patheon for Patheon to Manufacture the Product, provide the Transfer Services or otherwise necessary for Patheon’s performance hereunder, and (ii) provide Flexion-Supplied Materials pursuant to Section 2.10. If requested by Patheon to provide support or information, Flexion shall use commercially reasonable efforts to provide such reasonable and necessary support or information in order to enable Patheon to perform the Transfer Services under this Agreement as soon as reasonably possible and in any event within […***…] business days of Patheon’s request (or will provide an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided). In the event Flexion is to review or approve any information, documentation, data, or samples prepared or supplied by or on behalf of Patheon, it will complete such review and approval process as soon as reasonably possible and in any event within […***…] business days of Patheon’s request.
(b) It is understood and acknowledged by the Parties that Flexion will retain ownership of the IND and NDA to the Product, and any supplements thereto, and is responsible for the NDA submission documents and all correspondence with the FDA and other competent Regulatory Authority concerning the Product, other than submission documents and correspondence associated with GMP inspections of the Facility; provided, however, that Section 2.9 of this Agreement and Sections 3.6 and 5.1 of the Manufacturing and Supply Agreement will govern the ownership of the intellectual property rights described or disclosed in such NDA and supplements.
(c) Flexion shall have the sole responsibility for the filing of all documents with all applicable Regulatory Authorities, and to take any other actions that may be required for the receipt of Regulatory Approval for the development or commercial manufacture of the Product (other than the licences, registrations and Regulatory Authority approvals to be obtained by Patheon pursuant to Section 3.3(b) of the Manufacturing and Supply Agreement). Flexion will, at its expense and in cooperation with Patheon, use commercially reasonable efforts to diligently and proactively pursue Regulatory Approval for Patheon’s Manufacture of the Product at the Facility in a timely fashion in accordance with the Timeline. Without limiting such obligation, Flexion shall be responsible for filing the NDA submission documents, drug listing the Product,

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and completing correspondence with the FDA concerning the Product. All documentation and data provided by Patheon in support of the NDA filing shall be accurate and true and will reflect the current processes and procedures in place at Patheon. Flexion shall provide Patheon with a copy of any Regulatory Approval relevant to this Agreement on request including any Regulatory Approval required for the storage, receipt or distribution of the Product by Flexion or its designee.
(d) Where documents or data generated by Patheon in relation to the Transfer Services are to be filed by Flexion with any Regulatory Authority and such filing includes data or information pertaining to a Patheon Regulatory Obligation within the meaning of Section 3.15 of the Manufacturing and Supply Agreement, prior to filing any such documents and data with the Regulatory Authority, Flexion shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to review the accuracy of such documents as it relates to the Patheon Regulatory Obligation in accordance with the review and comment procedures set forth in Section 3.15 of the Manufacturing and Supply Agreement (including the process for resolution of inaccuracies set forth in Section 3.15(c) thereto). Notwithstanding anything in Section 3.15 of the Manufacturing and Supply Agreement to the contrary: (i) at least […***…] calendar days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the Quality document portion (Drug Product section) of the U.S. Investigational New Drug application, the EU Clinical Trial application and Investigational Medicinal Product Dossier, the Common Technical Document module 3 (Drug Product section) of the US New Drug Application, U.S. Biological License Application, or the EU Marketing Authorization Application, as the case may be, Flexion shall provide Patheon with a copy of the Initial Draft (as defined in the Manufacturing and Supply Agreement) of such portion so as to permit Patheon to verify that the Initial Draft accurately describes the development and validation work Patheon has performed and the manufacturing and control processes that Patheon will perform pursuant to this Agreement; (ii) Patheon shall provide comments regarding such Initial Draft no later than […***…] days prior to the required filing date with the applicable Regulatory Authority (including notifying Flexion of any identified inaccuracies); and (iii) Flexion shall deliver a copy of the final version of the filing promptly after the required filing date.
2.5 Patheon’s Responsibilities. Patheon will, at its expense, in consideration for the payments and reimbursements set forth in Section 2.2, provide the Transfer Services and use its commercially reasonable efforts to complete the Transfer Services in a timely fashion in accordance with the Timeline. Patheon will provide to Flexion all data and documentation necessary or reasonably useful to support Flexion’s submissions to the FDA, or any responses to questions raised by the FDA with respect to those Transfer Services, that are necessary or reasonably useful for Regulatory Approval of the Facility as the manufacturing, testing, and packaging site for the Product.
2.6 Equipment. Patheon, acting as Flexion’s agent, shall purchase the Flexion Manufacturing Equipment on Flexion’s behalf. Title to all Flexion Manufacturing Equipment will be held by Flexion. The Parties shall procure, supply, install, commission and validate the

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Equipment in compliance with (a) Exhibit 2.1-F; (b) the capital requirements set forth in Exhibit 2.1-B and (c) the “Qualification and Validation” process set forth in Exhibit 2.1-C. Patheon is authorized to use the Flexion Manufacturing Equipment pursuant to Exhibit 2.1-F solely for the purposes of performing the Transfer Services and for the Manufacturing Services as set forth in the Manufacturing and Supply Agreement.
2.7 Flexion On Site Representatives; Reporting of Results; Project Managers; Steering Committee.
(a) Flexion shall have the right at all times throughout the Term to have […***…] representatives (or other number as reasonably requested by Flexion after discussion by the members of the Steering Committee) (each, a “Flexion On Site Representative”) present in that portion of the Facility that is being constructed or used to Manufacture the Product or store Materials, to observe the procedures and processes used to Manufacture the Product or to perform the activities associated with the transfer of Flexion’s Technology hereunder. The Flexion On Site Representatives shall have full access to the Manufacturing Suite and to the non-financial records that relate to the Product, and all records pertaining to any Materials and to Third Party invoices specifically invoiced by Patheon to Flexion as a Capital Expenditure or Bill Back Item. For the avoidance of doubt, the term “non-financial records” as used in this Agreement does not include the Reports (defined in Section 3.11 of the Manufacturing and Supply Agreement). Patheon shall provide reasonable (semi-permanent) on-site accommodations at the Facility for the Flexion On Site Representatives (e.g., office space). Flexion On Site Representatives shall be appropriately trained by Flexion (e.g. GMP training) and shall observe at all times Patheon’s policies and procedures (as amended from time to time) as they pertain to the Facility, including policies relating to health and safety and compliance with GMP; provided that Flexion is given notice of such policies and given a reasonable period of time to review and implement such policies. Flexion will comply with all reasonable directions of Patheon in relation to the same. Patheon may refuse or limit in its sole discretion at any time admission to the Facility by any Flexion On Site Representative who fails to observe such policies or comply with such reasonable directions. For the avoidance of doubt, Flexion On Site Representatives shall have (i) no management authority over any Patheon employee and (ii) no authority to conclude contracts on behalf of Flexion.
(b) Patheon will respond to Flexion’s inquiries regarding the status of the Transfer Services on an ongoing basis, and Patheon will endeavor to keep Flexion informed of interim results of the Transfer Services. Patheon will provide copies of all analytical, cleaning, and process validation protocols, data summaries, reports and all batch records, test methods, and specifications for Flexion’s review, comment, and approval prior to implementation and execution. Once such protocols, data summaries, reports, records, methods, and specifications have been approved and executed, Patheon will provide copies to Flexion. Patheon will provide Flexion with information relating to the Equipment to be used in connection with the Manufacture of the Product, which Equipment will be subject to Flexion’s review and approval (not to be unreasonably withheld or delayed). Within five (5) business days after Flexion’s

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request, Patheon will provide to Flexion documentation that summarizes the implementation efforts of the Transfer Services at the Facility.
(c) Patheon and Flexion will each appoint a project manager (each, a “Project Manager” and, together, the “Project Managers”), who will meet as needed to resolve any issues or problems associated with the Transfer Services. Flexion’s Project Manager may be one of the Flexion On Site Representatives. Flexion reserves the right to request replacement of any personnel assigned by Patheon to perform the Transfer Services hereunder. If Patheon disagrees with such request and the Parties cannot reach resolution on Flexion’s request for replacement, such request will be discussed by the Steering Committee pursuant to the procedures set forth in Exhibit 2.7 hereto.
(d) Patheon shall ensure that sufficient numbers of adequately educated and experienced staff are retained at the Facility in order to provide the Transfer Services. Patheon shall perform the Transfer Services under the direction of key personnel of Patheon to a project for the duration of the project (“Key Personnel”). Key Personnel include the Project Manager, Operational Manager, Quality Manager or other personnel reasonably agreed-to by the Parties. Patheon shall provide information on the qualifications and background of all proposed Key Personnel prior to such Key Personnel’s commencement of activities under this Agreement on Patheon’s behalf. Patheon will not remove Key Personnel without Flexion’s prior written consent (not to be unreasonably withheld, conditioned or delayed) except in the event of such Key Personnel’s promotion, resignation, incapacity or death, or termination for cause. Patheon will use commercially reasonable efforts to minimize turnover in Key Personnel, and will provide […***…] business days’ notice to Flexion, whenever practical, of any changes to the Key Personnel, at which point, both Parties shall discuss and reasonable agree on a suitable replacement.
(e) The Parties desire to establish a steering committee (the “Steering Committee”) as described in Exhibit 2.7.
2.8 Dispute Resolution.
(a) The Parties recognize that disputes may arise from time to time during the term of this Agreement that relate to whether either Party has fulfilled its obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 2.8 if and when a dispute arises under this Agreement.
(b) Unless otherwise specifically recited in the Agreement, disputes between the Parties under this Agreement will be first referred to the Project Manager of each Party as soon as reasonably possible after such dispute has arisen. If the Project Managers are unable to resolve such a dispute within […***…] days of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the

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Steering Committee. If the Steering Committee is unable to resolve such a dispute within […***…] day of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the […***…] of each Party for attempted resolution by negotiations within […***…] days after such notice received.
2.9 Ownership. The Parties’ intellectual property ownership rights relating to the subject matter of this Agreement shall be governed by ARTICLE V of the Manufacturing and Supply Agreement.
2.10 Materials. Patheon will purchase all Patheon-Supplied Materials (as defined in the Manufacturing and Supply Agreement) for the Transfer Services as set forth in Schedule 1.62 of the Manufacturing and Supply Agreement. Flexion shall purchase all Flexion-Supplied Materials (as defined in the Manufacturing and Supply Agreement) for the Transfer Services and ship such Flexion-Supplied Materials to Patheon in accordance with this Section 2.10 (except as otherwise mutually agreed to by the Parties in writing, in which case such Materials shall be considered Bill Back Items hereunder). All shipments from Flexion to Patheon will be made DDP (Incoterms 2010) the Facility unless otherwise agreed. All shipments of Flexion-Supplied Materials, if required, will be accompanied by Certificate(s) of Analysis from the Material manufacturer or Flexion, confirming its compliance with the Material’s specifications. Flexion will obtain the proper release of the Flexion-Supplied Materials from the applicable customs agency and Regulatory Authority. Flexion or Flexion’s designated broker will be the “Importer of Record” for Flexion-Supplied Materials imported to the Facility. Flexion-Supplied Materials will be held by Patheon on behalf of Flexion as set forth in this Agreement. Title to Flexion-supplied Materials will at all times remain the property of Flexion or a Flexion Affiliate. Any Flexion-Supplied Materials received by Patheon will only be used by Patheon to perform the Transfer Services or associated activities necessary to perform the Transfer Services (e.g., media fills or validation runs).
2.11 Bill Back Items. Bill Back Items will be charged to Flexion at Patheon’s cost plus a […***…]% handling fee. Patheon shall invoice Flexion monthly for any Bill Back Items used in connection with the Transfer Services during the preceding month in accordance with ARTICLE IV of the Manufacturing and Supply Agreement. Patheon may only invoice Bill Back Items that have been quoted to and approved in writing by Flexion’s Project Manager, or otherwise mutually agreed to by the parties in advance.
2.11A Additional Services. If Flexion is interested in having Patheon perform Additional Services, Flexion will provide Patheon with a written request containing sufficient detail to enable Patheon to provide Flexion with a quote and proposal to provide such Additional Services. Patheon may only invoice for Additional Services that have been quoted to and approved in writing by Flexion’s Project Manager and that have been agreed in writing by the Parties in a Change of Scope Agreement. Patheon shall invoice Flexion monthly for any Additional Services performed by Patheon during the preceding month in accordance with ARTICLE IV of the Manufacturing and Supply Agreement.
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2.12 Storage. Patheon will provide storage capacity to support storage of the required quantity of Materials necessary for Transfer Services which will be governed by Section 2.2(e) of the Manufacturing and Supply Agreement.
2.13 Shipping. Except to the extent set forth otherwise in this Agreement, any shipment from Patheon to Flexion, whether of Product, Materials or otherwise, shall be made pursuant to Section 2.3(e) of the Manufacturing and Supply Agreement.
2.14 Changes in Applicable Law. Should during the Term of this Agreement, a change or changes in Applicable Law lead to Patheon (a) providing services not originally contemplated by Patheon, or (b) incurring increased costs in order to comply with said change or changes, any such services or costs (to the extent pertaining to the Product or related to Flexion’s Manufacturing Process or the Flexion Manufacturing Equipment) shall constitute an Additional Service subject to mutual written agreement of the Parties; provided that, if such services or costs relate generically to the entire Facility then such costs to Flexion shall be prorated as applicable.
2.15 Base Fees. Patheon will invoice Flexion monthly in advance for the Base Fees, and such Base Fees will be due and payable, in accordance with the provisions and invoicing procedures set forth in ARTICLE IV of the Manufacturing and Supply Agreement.
ARTICLE 3
CONFIDENTIALITY
3.1 Confidentiality Obligations. The Parties agree that the terms of ARTICLE VII of the Manufacturing and Supply Agreement shall govern the confidentiality obligations of the Parties and are incorporated herein by this reference.
ARTICLE 4
FLEXION’S REPRESENTATIONS,
WARRANTIES, AND COVENANTS
4.1 Commercially Reasonable Efforts. Except where specifically stated to the contrary in this Agreement otherwise, Flexion will use its commercially reasonable efforts to perform Flexion’s obligations hereunder.
4.2 Additional Representations, Warranties, and Covenants of Flexion. Flexion warrants, represents, and covenants that as of the Effective Date the warranties, representations and covenants set out in Sections 6.4(a) of the Manufacturing and Supply Agreement shall apply to the performance of the Transfer Services.

ARTICLE 5
PATHEON’S REPRESENTATIONS,
WARRANTIES, AND COVENANTS
Patheon represents, warrants, and covenants to Flexion as follows:
5.1 Commercially Reasonable Efforts. Except where specifically stated to the contrary in this Agreement otherwise, Patheon will use its commercially reasonable efforts to perform the Transfer Services in accordance with the agreed upon Timeline. In the event Patheon is not able to meet the Timeline, Patheon will provide written notice to Flexion of such inability as soon as practical, but in any event within […***…] of discovering such inability.
5.2 Qualified Personnel and Transfer Services. Patheon will engage and employ professionally qualified personnel to perform the Transfer Services contemplated hereunder. Patheon represents and warrants that there is no claim, suit, proceeding, or other investigation issued on Patheon, or to the knowledge of Patheon (after due inquiry), pending or threatened against Patheon, which is likely to prevent or materially adversely affect the rights and interests of Flexion hereunder or keep Patheon from performing its obligations hereunder.
5.3 Additional Representations, Warranties, and Covenants of Patheon. Patheon warrants, represents, and covenants that:
(a) (i) it has facilities, personnel, experience, and expertise sufficient in quality and quantity to perform the obligations hereunder, (ii) it shall so perform in conformity with GMPs where applicable, and (iii) its management shall establish, and Patheon shall observe and comply with, appropriate quality assurance, quality controls, and review procedures for implementation of the Transfer Services;
(b) it has at the Effective Date and shall during the Term observe and comply with, at (subject to Section 2.14) its sole cost and expense, all Applicable Laws now in force or that may hereafter be in force, including federal, state, and local laws, orders, regulations, rules, customs, and ordinances now in force or that may hereafter be in force pertaining to Patheon’s performance of the Transfer Services and the Facility and including, without limitation, (i) labor laws, orders, regulations, rules, customs, and ordinances and (ii) those of the FDA pertaining to Patheon’s performance of the Transfer Services and the Facility, and any laws, orders, regulations, rules, or ordinances issued in addition to, as a supplement to or as a replacement of Applicable Laws.
(c) none of it, its Affiliates, nor any Person under its direction or control has ever been, nor will it engage suppliers which have to its actual knowledge, after due inquiry, been, (i) debarred or convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the Act, or any equivalent Applicable Law of the country of Manufacture, (ii) threatened to be debarred under the Act or any equivalent Applicable Law of the country of Manufacture or (iii) indicted for a crime or otherwise (to its actual knowledge after due inquiry)

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engaged in conduct for which a person can be debarred under the FDA or any equivalent Applicable Law of the country of Manufacture, and Patheon agrees that it will, within […***…], notify Flexion in the event it receives notification of any such debarment, conviction, threat or indictment. Should Patheon become aware of any actual or suspected noncompliance with the foregoing, Patheon will notify Flexion in writing of such issue within […***…]. For the purpose of this Section 5.3, suppliers and subcontractors engaged by Patheon to undertake the Manufacture of the Product shall be deemed to be under Patheon’s direction or control;
(d) none of it, its Affiliates, nor any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 or any equivalent Applicable Law of the country of Manufacture, as may be amended or supplemented;
(e) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded from contracting with the U.S. federal government or the government of the country of Manufacture;
(f) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any U.S. or foreign governmental program;
(g) it shall immediately notify Flexion if, at any time during the Term, Patheon, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Flexion to exclusion, suspension, or debarment from any U.S. or foreign governmental program; and
(h) it will not enter into any agreement or arrangement with any other Person that would prevent its ability to perform its obligations hereunder.
5.4 Legal Compliance. Section 6.6 of the Manufacturing and Supply Agreement shall apply to this Agreement and any violation thereof by Patheon or its employees, agents, or contractors in the performance of this Agreement shall constitute a material default for the purpose of Section 8.5 of this Agreement.
5.5 Disclaimer. THE FOREGOING EXPRESS WARRANTIES AND THOSE IN ARTICLE 4 and ARTICLE 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY EACH PARTY.

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ARTICLE 6
GENERAL REPRESENTATION AND WARRANTIES
Each Party represents, warrants, and covenants to the other as follows:
6.1 Power and Authorization. Such Party (a) is duly formed and in good standing under the laws of the jurisdiction of its formation, (b) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (c) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
6.2 Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity. Except for the FDA’s approval of Patheon’s manufacturing, testing, and packaging for the Product from the Manufacturing Suite, all necessary consents, approvals, and authorizations of all Regulatory Authorities, other governmental authorities, and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
6.3 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws, limited partnership agreement, or other constituent document of such Party and (b) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
6.4 Compliance with Applicable Law. Each Party and its Affiliates, and their respective representatives, shall comply with all Applicable Laws in the performance of their obligations under this Agreement. Without limiting the foregoing, each Party and its Affiliates, and their respective representatives, shall comply with export control laws and regulations of the country of Manufacture and of the United States. Neither Party nor its Affiliates (or representatives) shall, directly or indirectly, without prior U.S. government authorization, export, re-export, or transfer the Product to any country subject to a U.S. trade embargo, to any resident or national of any country subject to a U.S. trade embargo, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In so far as the same applies to a Party or its Affiliates, each Party and its Affiliates and respective representatives shall comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

ARTICLE 7
INDEMNIFICATION
7.1 Indemnification by Flexion. Flexion will indemnify Patheon, its Affiliates, and their respective directors, officers, employees, and agents (the “Patheon Indemnified Parties”), and defend and save each of them harmless from and against any and all (i) Third Party Loss incurred by any of them in connection with, arising from, or occurring as a result of (a) any claim of personal injury or property damage to the extent that the injury or damage is the result of or arises other than from a breach of this Agreement by Patheon, (b) a claim that the Transfer Services performed by Patheon hereunder, in accordance with the terms and conditions of this Agreement, infringes or misappropriates a patent or any other intellectual property rights, if it is a claim related to the use of Flexion Manufacturing Equipment, Existing Flexion Intellectual Property (as defined in the Manufacturing and Supply Agreement), Flexion Improvements (as defined in the Manufacturing and Supply Agreement) or the Manufacturing Process or the Product, (c) any negligence or willful misconduct by Flexion or any of its Affiliates, or (d) any breach by Flexion of any of its obligations or any inaccuracy of any of Flexion’s warranties under this Agreement, or (ii) any Loss incurred by any of them as a direct result of and to the extent of the negligence or willful misconduct of the Flexion On Site Representatives at the Facility, except, in each case, for those Losses for which Patheon has an obligation to indemnify the Flexion Indemnified Parties pursuant to Section 7.2 below, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Flexion will not be required to indemnify the Patheon Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused by any breach of contract, negligent act or omission, or intentional misconduct by Patheon or any or its Affiliates. For the avoidance of doubt, the parties acknowledge that Patheon has not and will not conduct any freedom to operate searches in relation to the Product and/or Flexion’s Manufacturing Process nor reviewed any third party patents in relation thereto and that Patheon’s failure or omission to do so will not be considered negligence for the purposes of excluding or limiting a claim under this indemnity.
7.2 Indemnification by Patheon. Patheon will indemnify Flexion, its Affiliates, and their respective directors, officers, employees, and agents (the “Flexion Indemnified Parties”), and defend and save each of them harmless from and against any and all Third Party Loss incurred by any of them in connection with, arising from, or occurring as a result of (a) any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Transfer Services in accordance with the terms of this Agreement; (b) a claim that any Existing Patheon Intellectual Property (as defined in the Manufacturing and Supply Agreement) or other intellectual property of Patheon employed by Patheon in providing the Transfer Services infringes or misappropriates a United States patent or any other intellectual property rights except to the extent such claim is based on the use of Existing Flexion Intellectual Property, Flexion Improvements, the Manufacturing Process or the Product in accordance with the terms and conditions of this Agreement, (c) any claim of personal injury or property damage to the extent that the injury or damage is the result of any negligence or willful misconduct by Patheon or any of its Affiliates, or (d) any claim of personal injury or property damage to the extent that the injury or damage is the result of any breach by Patheon of any of its obligations or any inaccuracy of any of Patheon’s warranties under this Agreement; except, in each case, for those Losses for which Flexion has an obligation to indemnify the

Patheon Indemnified Parties pursuant to Section 7.1 above, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Patheon will not be required to indemnify the Flexion Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused by any breach of contract, negligent act or omission, or intentional misconduct by Flexion or any or its Affiliates.
7.3 Indemnification Procedures.
(a) Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Loss, action, or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2 (a “Claim”), but in no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Loss upon which it intends to seek indemnification.
(b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claims by giving written notice to the Indemnified Party within […***…] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s Claim. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Claim. Subject to clause (c) below, if the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obliged to indemnify, defend, or hold harmless an Indemnified Party from and against any Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defense of such Claim.
(c) Right to Participate in Defense. Without limiting Section 7.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume

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the defense and employ counsel in accordance with Section 7.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules, or equitable principles.
(d) Settlement. With respect to any Loss relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 7.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement or acquiesce to any judgment with respect to a Claim that obligates the Indemnified Party to pay any amount subject to indemnification by the Indemnifying Party or causes the Indemnified Party to admit to any civil or criminal liability.
(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall, at the Indemnifying Party’s expense, furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable time and out-of-pocket expenses in connection therewith.
(f) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a monthly basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to, contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obliged to indemnify the Indemnified Party.
7.4 Limitation of Liability.
(a) SUBJECT TO SECTION 7.4(b) BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR (I) ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS, OF GOODWILL OR OF

USE OF THE PRODUCT OR COSTS OF ANY SUBSTITUTE SERVICES OR (II) FOR ANY OTHER LIABILITY, DAMAGE, COST OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF THE DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 3.
(b) Nothing in this Agreement is intended to limit either Party’s liability for: (i) death or personal injury caused by its negligence; or (ii) fraud or fraudulent misrepresentation.
(c) If any part of the Transfer Services provided or procured by Patheon is not materially performed in accordance with the terms of this Agreement, then Flexion’s sole remedy whether in contract, tort, equity or otherwise (in addition to those expressly set forth in ARTICLE 8) will be for Patheon to repeat that part of the Transfer Service at Patheon’s cost (provided that where the Transfer Services to be repeated requires Flexion-Supplied Materials, Flexion will provide such Flexion-Supplied Materials and Patheon shall reimburse Flexion for the actual costs for such Flexion-Supplied Materials, including associated shipment costs); provided that, (i) Patheon shall only be liable to reimburse the costs of any Flexion-Supplied Materials and associated shipment costs […***…], and (ii) Patheon’s aggregate liability in each calendar year (liability cap to be pro-rated for partial calendar years) to reimburse the costs of any Flexion-Supplied Materials shall not exceed […***…]% of the […***…] received by Patheon in the […***…] period prior to the month in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture) up to a maximum of £[…***…]. Patheon shall not be liable to reimburse the cost of any Flexion-Supplied Materials under any other circumstances.
7.5 Insurance. During the Term and for […***…] thereafter, each Party shall procure and maintain at its own expense from a qualified and licensed insurer liability insurance or indemnity policies, in an amount not less than $[…***…] in the aggregate with respect to public and products liability, subject to such deductible or self-retention limits as either Party in its business discretion may elect. Such policies shall insure against liability on the part of each Party and any of its Affiliates, as their interests may appear, due to injury, disability, or death of any person or persons, or injury to property, arising from the distribution of the Products. Each Party will either (a) include the other Party and its officers, employees and consultants as additional insureds on such policies, or (b) ensure that such policy contains an indemnity to principal clause. Promptly following the execution of this Agreement, each Party shall provide to the other a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Each Party shall promptly notify the other of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided.

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ARTICLE 8
TERM AND TERMINATION
8.1 Term. This Agreement will remain in full force and effect unless and until it expires or is terminated in accordance with the provisions of this ARTICLE 8 (the “Term”).
8.2 Expiration. This Agreement will expire upon completion of the Transfer Services as described herein or until the Parties agree that the Transfer Services have been completed (the “Completion of the Tech Transfer”).
8.3 Termination by Flexion. Flexion may terminate this Agreement in its entirety (a) prior to the FDA Approval Date by giving Patheon ninety (90) days’ written notice for convenience, in which case, Section 8.11(f) shall apply, or (b) by giving Patheon thirty (30) days written notice if Patheon (due primarily to its acts or omissions) fails to complete Manufacturing Suite construction by the date stated in the Timeline and due solely to such failure, Patheon has not Manufactured registration batches in the Manufacturing Suite by […***…].
8.4 Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.
8.5 Termination for Default. Each Party will have the right to terminate this Agreement at any time upon written notice to the other Party, if such other Party (a) breaches any of the representations, warranties, covenants, or agreements set forth in this Agreement or (b) otherwise defaults in the performance of any of its duties or obligations under this Agreement, which in either case has a material effect on the other Party, and which breach or default is not cured within ninety (90) days after written notice is given to the breaching Party specifying the breach or default (“Remediation Period”). The aggrieved Party’s right to terminate this Agreement for a particular breach under this Section 8.5 may only be exercised for a period of one hundred and twenty (120) days following the expiry of the Remediation Period (where the breach has not been remedied) and, if the termination right is not exercised during this period, then the aggrieved Party will be deemed to have waived its right to terminate this Agreement for such breach.
8.6 Bankruptcy; Insolvency. To the extent permitted by law, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

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8.7 Cross Termination. Should either Flexion or Patheon exercise its right to terminate this Agreement or the Manufacturing and Supply Agreement in its entirety (but not in the event of an expiration of this Agreement as set forth in Section 8.2) prior to the FDA Approval Date, then the Manufacturing and Supply Agreement, this Agreement and the Quality Agreement will concurrently and automatically terminate.
8.8 No Release. Neither the termination nor expiration of this Agreement will release or operate to discharge either Party from any liability or obligation that may have accrued prior to such termination or expiration, including any obligation to pay to the other Party any amounts accrued under this Agreement with respect to the period prior to the effective date of such expiration or termination. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof will not limit remedies that may otherwise be available in law or equity.
8.9 Obligations. Notwithstanding the giving of any notice of termination pursuant to this ARTICLE 8, each Party will continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination or expiration.
8.10 Survival. The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.2 (as it may relate to any unpaid amounts due and owing), 2.6 (as it may relate to the use to which Patheon may put the Flexion Manufacturing Equipment), 2.8, 2.9 and ARTICLE 1, ARTICLE 3, ARTICLE 7, ARTICLE 8, and ARTICLE 9 shall survive the expiration or termination of this Agreement.
8.11 Rights and Duties Upon Termination.
(a) Upon termination of this Agreement, Patheon will, as promptly as practicable, (i) cease work on the Transfer Services, and (ii) make available for collection by Flexion, […***…] (Incoterms 2010) the Facility, all Materials and results and information resulting from the Transfer Services (whether in written or electronic form) that are then in Patheon’s or its subcontractors’ possession and that are the property of Flexion in accordance with Section 2.9 of this Agreement, including all Flexion Proprietary Information. Flexion shall return to Patheon all Patheon Proprietary Information.
(b) Upon termination of this Agreement, Flexion will (i) pay all earned but unpaid fees and charges for the Transfer Services, including Material Costs, Capital Expenditures, Bill Back Items, Additional Services, Base Fees (through the month of such termination) to reflect Transfer Services performed as of the date of such termination by Patheon; and (ii) pay all due and outstanding invoices in accordance with ARTICLE IV of the Manufacturing and Supply Agreement, including those for Bill Back Items or Additional Services performed as of the date of such expiration and termination; provided that, the Parties agree that if any fees or charges are duplicated under Section 8.3 of the Manufacturing and Supply Agreement, Flexion shall only be obligated to make such payment once.

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(c) Upon termination of this Agreement, Flexion will pay to Patheon all and any removal and Make Good Costs associated with the removal of the Flexion Manufacturing Equipment from the Facility as agreed to in good faith by the Parties in writing. “Make Good Costs” means the reasonable costs required to repair the Facility and return it to a clean, safe and useable area based on the repair of damage caused by the installation or removal of Flexion Manufacturing Equipment.
(d) Upon termination of this Agreement prior to termination of the Manufacturing and Supply Agreement, Flexion will, as promptly as practicable, pay to Patheon the Manufacturing Services Termination Costs pursuant to the provisions of Sections 8.3(f) and 8.3(g) of the Manufacturing and Supply Agreement to the extent applicable to this Agreement or the Transfer Services.
(e) Upon termination of this Agreement, in the event that Patheon will not be Manufacturing the Product for Flexion pursuant to the Manufacturing and Supply Agreement, Flexion shall remove all Flexion Manufacturing Equipment and Materials from the Facility within […***…] days of said termination under all sections other than Section 8.5 and within […***…] days […***…] of a termination by Flexion pursuant to Section 8.5 that is not reasonably disputed by Patheon, failing which Flexion will pay a fee equivalent to the aggregate monthly Base Fee for each month or part month the Flexion Manufacturing Equipment or Materials remain at the Facility post-termination.
(f) Upon termination of this Agreement by Flexion pursuant to Section 8.3(a), in addition to any other obligation of Flexion under Section 8.11, Flexion shall also pay Patheon compensation of £1,300,000 (one million, three hundred thousand British Pounds). The Parties confirm that this sum represents a genuine pre-estimate of Patheon’s loss in such circumstances.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. Notwithstanding that advance notification of any notices or other communications may be given by electronic mail transmission, all notices or other communications that shall or may be given pursuant to this Agreement shall be in writing (including by confirmed receipt electronic mail) and shall be deemed to be effective (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, (c) when sent if sent by electronic mail provided that receipt is confirmed, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid.
If to Flexion:
Flexion Therapeutics, Inc.
Attn: Michael Clayman, MD
Telephone: […***…]

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Email: […***…]
With a copy to: Legal
If to Patheon:
Attention:
Executive Director & General Manager
Patheon UK Limited
Kingfisher Drive, Covingham
Swindon, Wiltshire SN3 5BZ
England
Email: […***…]
with copy to
Legal Director.
9.2 Force Majeure. Neither Party shall be liable for delay in delivery, performance or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 9.2 where such delay in delivery, performance or nonperformance results from acts beyond the reasonable control and without the fault or negligence of such Party including, but not limited to, the following conditions: fires, floods, storms, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, or acts, omissions, or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within five (5) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required, and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for […***…] days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.
9.3 Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement will be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party will have the power to bind or obligate the other Party nor will either Party hold itself out as having such authority.
9.4 Waiver. Save where expressly stated to the contrary in this Agreement, no waiver by either Party of any provision or breach of this Agreement will constitute a waiver by such

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Party of any other provision or breach, and no such waiver will be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party will not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.
9.5 Entire Agreement. This Agreement (together with all Exhibits hereto, which are hereby incorporated by reference), the Manufacturing and Supply Agreement and the Quality Agreement, constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof, including without limitation that (i) certain Confidentiality Agreement dated September 22, 2014 between Flexion and Patheon and the Letter Agreement between the Parties dated 1 May 2015, and (ii) that certain Patheon Partner External User Account/Access Form, Client Agreement and Authorization signed by Flexion on June 5, 2015. Neither Party has relied upon any communication, representation, term, or promise, verbal or written, not set forth herein.
9.6 Assignment; Change of Control.
This Agreement may not be assigned by Patheon without the prior written consent of Flexion. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate or to an acquirer or successor in interest in connection with a Change of Control of such Party without the prior written consent of the other Party, provided that such Party provides the other Party with written notice of any such assignment. This Agreement shall be binding upon and inure to the benefit of Flexion and Patheon and their respective successors, heirs, executors, administrators, and permitted assigns. “Change of Control” means the closing of (a) a merger, consolidation or similar transaction providing for the acquisition of the direct or indirect ownership of more than fifty percent (50%) of a Party’s shares or similar equity interests or voting power of the outstanding voting securities or that represents the power to direct the management and policies of such Party (including any acquisition arising through the offering of any shares of Patheon or any of its Affiliates on any securities or stock exchange), or (b) the sale of all or substantially all of a Party’s assets related to the subject matter of the Agreement.
9.7 Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication will be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.
9.8 Subcontractors. Prior to subcontracting any of Patheon’s obligations hereunder, Patheon will notify Flexion (1) in advance of engaging a proposed subcontractor that directly relates to the Manufacture of the Product and will obtain Flexion’s prior written approval of each such subcontractor, and (2) within six (6) months of all other subcontractors so engaged. The terms of any subcontract will be in writing and will not be materially inconsistent with this

Agreement or the Manufacturing and Supply Agreement, including Section 3.14 of the Manufacturing and Supply Agreement. No subcontracting will release Patheon from its responsibility for its obligations under this Agreement. Patheon will be responsible for the work and activities of each subcontractor as they relate to performance of Patheon’s obligations under this Agreement, including compliance with the terms of this Agreement.
9.9 Governing Law.
(a) The laws of […***…], whether procedural or substantive (but excluding application of any choice of law provisions contained therein) shall apply to all matters pertaining only to (a) title to and ownership of Materials, Equipment or the Facility, and its appurtenances including, without limitation, all rights therein and the creation, exercise and extinction of such rights, obligations and liabilities or (b) employment law matters. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the […***…] Courts. For the avoidance of doubt, the Parties agree that nothing in this Agreement shall (i) grant Flexion any property ownership rights in the Facility or (ii) shall constitute a lease to the Facility.
(b) In all other respects, this Agreement shall be construed under and governed by the laws of […***…] without regard to the application of principles of conflicts of law. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the […***…].
(c) Any preliminary issue over which of sub-section 9.9(a) or (b) applies to a particular claim or dispute shall be determined in accordance with provisions of 9.9(a).
(d) The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable.
9.10 Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision to the extent it is found to be unenforceable or invalid will be severed and the remainder of the provision and this Agreement will continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking in to account the Parties’ original intent of this Agreement.
9.11 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,”

***Confidential Treatment Requested

“Exhibit,” or “clause” refer to the specified Article, Section, Exhibit, or clause of this Agreement; (e) “or” is disjunctive but not necessarily exclusive; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement will be deemed to be the language mutually chosen by the Parties, and no rule of strict construction will be applied against either Party hereto.
9.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party any right or remedy hereunder, except as may be received or created as part of a valid assignment.
9.13 Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
9.14 Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original. Facsimile or PDF signatures will be treated as original signatures.
9.15 Taxes.
(a) Subject to (b) and (c) below, Patheon will bear all Taxes however designated as a result of the provision of the Transfer Services under this Agreement.
(b) Flexion acknowledges that it will be responsible for all Taxes that arise in respect of the following:
(i) The acquisition of the Flexion-Supplied Materials.
(ii) The acquisition of the Flexion Manufacturing Equipment.
(c) Any payment due under this Agreement for the provision of Transfer Services to Flexion by Patheon is exclusive of value added or equivalent tax in any other jurisdiction, including any related interest and penalties (hereinafter all referred to as “VAT”). If any VAT is payable on a Transfer Service supplied by Patheon to Flexion under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Flexion. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Flexion are issued in such a way that these invoices meet the requirements for deduction of input VAT by Flexion, to the extent permitted by law to do so.

(d) Flexion acknowledges that all amounts due in respect of any fees payable by Flexion under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding in respect of any Tax liabilities.
The remainder of this page is left blank intentionally.

IN WITNESS WHEREOF, this Technical Transfer and Service Agreement has been executed by the Parties hereto as of the day and year first written above.

PATHEON UK LIMITED:		FLEXION THERAPEUTICS, INC.:

By:	/s/ A.M. Botterill	By:	/s/ Michael D. Clayman, M.D.

Name:	A.M. Botterill	Name:	Michael D. Clayman, M.D.

Title:	Exec. Dir. & Gen. Manager	Title:	CEO
Signature Page of Technical Transfer and Service Agreement

Exhibit 2.1-A
[…***…]
***Confidential Treatment Requested for pages 30-36.
Omitted pages have been filed separately with the Commission.
30-36

Exhibit 2.1-B
[…***…]
***Confidential Treatment Requested for pages 37-43.
Omitted pages have been filed separately with the Commission.
37-43

Exhibit 2.1-C
[…***…]
***Confidential Treatment Requested

Exhibit 2.1-D
[…***…]
***Confidential Treatment Requested for pages 45-50.
Omitted pages have been filed separately with the Commission.
45-50

Exhibit 2.1-E
[…***…]
***Confidential Treatment Requested for pages 51-52.
Omitted pages have been filed separately with the Commission.
51-52

Exhibit 2.1-F
[…***…]
***Confidential Treatment Requested for pages 53-55.
Omitted pages have been filed separately with the Commission.
53-55

Exhibit 2.7
Steering Committee
1. Generally. The purpose of the Steering Committee shall be to oversee the Technical Transfer and Service Agreement, the Manufacturing and Supply Agreement and the Quality Agreement (the “Agreements”) and to facilitate communications between the Parties with respect thereto. The Steering Committee shall have the responsibilities and authority allocated to it in this Exhibit 2.7. The Steering Committee shall have the obligation to exercise its authority consistent with the respective purpose for the Steering Committee as stated herein and any such decisions shall be made in good faith.
2 Formation and Purpose. Promptly following the Effective Date, the Parties shall confer and then create a Steering Committee. The Steering Committee shall have authority, subject to Paragraph 5, to oversee the priorities and budgets (not less than on a quarterly basis), to oversee manufacturing and controls for the Products, to review and approve all associated regulatory filings and correspondence under the Agreements (including reviewing and approving itemized budgets with respect to the foregoing), to approve the projects and plans of any subcommittee it establishes consistent with this authority and to review any concerns either Party may have concerning key employees employed by the Parties to provide the Transfer Services under the Technical Transfer Agreement and the Services under the Manufacturing and Supply Agreement.
3 General Steering Committee Membership and Procedure.

(a)
Membership. Each Party shall designate an equal number of representatives (not to exceed three (3) for each Party) to the Steering Committee with appropriate expertise to serve as members of the Steering Committee. The Steering Committee representatives must all be employees of such Party or an Affiliate of such Party, with the caveat that each Party may designate for the Steering Committee up to one (1) representative who is not an employee if: (i) such non-employee representative agrees in writing to be bound to the terms of this Agreement for the treatment and ownership of confidential information of the Parties, and (ii) the other Party consents to the designation of such non-employee representative, which consent shall not be unreasonably withheld. Each Party may replace its Steering Committee representatives at any time upon written notice to the other Party. The Steering Committee shall have a chairperson which shall be appointed by Flexion. The chairperson of the Steering Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the Steering Committee, and preparing and issuing minutes of each meeting within fifteen (15) days thereafter.

(b)
Meetings. The Steering Committee shall be constituted and the first meeting of the Steering Committee shall be held within sixty (60) days following the Effective Date, with the Steering Committee considering finalization and approval of workplans prepared by the Parties for inclusion and commencement under the Agreements. Otherwise, the Steering Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months. Meetings of the Steering Committee may be held in person or by means of telecommunication (telephone, video, or web conferences). To the extent that the Steering Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with Flexion selecting the first meeting location for the Steering Committee. A reasonable number of additional representatives of a Party may attend meetings of the Steering Committee in a non-voting capacity. Each Party shall be responsible for all of its own expenses of participating in the Steering Committee.

(c)
Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least three (3) business days in advance of each meeting of the Steering Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for the Steering Committee meeting.

(d)
Limitations of Steering Committee Powers. The Steering Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to in writing by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, the Steering Committee shall not have any power to amend the Agreements. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 9.7 above. Additionally, no member of the Steering Committee shall be able to vote in the Steering Committee and thereby bind its respective Party on any material matter except as otherwise properly authorized, approved, or delegated by such Party in accord with Paragraph 5.

4 Restrictions. Neither Party shall exercise its right to finally resolve a dispute at the Steering Committee in accordance with this Paragraph 4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.
5 Authorization of Steering Committee Representatives. Each representative serving on the Steering Committee shall be responsible for ensuring that he or she acts only as duly authorized by its respective Party and obtains any advance approvals, delegations, or other authorizations from his or her respective Party in advance of making any Steering Committee votes.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
AMENDMENT AGREEMENT
First Amendment to the Technical Transfer and Service Agreement
This Amendment Agreement (this “Amendment Agreement”) is between Flexion Therapeutics, Inc., having its principal office at 10 Mall Road, Burlington MA, USA (“Flexion”) and Patheon UK Limited, having a principal place of business at Kingfisher Drive, Covingham, Swindon, Wiltshire SN35BZ, United Kingdom (“Patheon”) (collectively, “Parties”; individually, “Party”). This Amendment Agreement is dated 8 May 2019 (the “Amendment Effective Date”).
WHEREAS, Flexion and Patheon entered into a Technical Transfer and Service Agreement (“Technical Transfer Agreement”) on 31 July 2015, pursuant to which Patheon provides certain technical transfer and construction services in order to validate and scale up portions of Flexion’s technology package and prepare Patheon’s facilities for the manufacture of Flexion’s FX006 drug product (ZILRETTA) (an extended-release formulation of triamcinolone acetonide).
WHEREAS, the Parties have agreed to initiate construction of the area referred to as the Phase III manufacturing suite at Patheon’s facility and to incur certain capital expenditures to facilitate the manufacture of Flexion’s product in this manufacturing suite.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below and in the Technical Transfer Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions

Defined terms in this Amendment Agreement shall have the same meaning as those in the Technical Transfer Agreement as applicable unless otherwise indicated.

2.Amendments

The Technical Transfer Agreement shall be amended such that the following Paragraphs or parts of the Exhibits to the Technical Transfer Agreement shall be replaced as set out in the Schedules attached to this Amendment Agreement.

[***]

3.Effectiveness of Amendments

The amendments to the Technical Transfer Agreement set forth herein shall be effective as of the Amendment Effective Date.
4.Integration

Except for the sections of the Technical Transfer Agreement specifically amended hereunder, all terms and conditions of the Technical Transfer Agreement remain and shall remain in full force and effect. This Amendment Agreement shall hereafter be incorporated into and deemed part of the Technical Transfer Agreement and any future reference to the Technical Transfer Agreement shall include the terms and conditions of this Amendment Agreement.

5.Governing Law and Jurisdiction

This Amendment Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws that govern the Technical Transfer Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Technical Transfer Agreement.
IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed by their duly authorized representatives, effective as of the date of the last signature.

FLEXION THERAPEUTICS, INC. /s/ Michael D. Clayman, M.D.	PATHEON UK LTD. /s/ Luca Andretta
Signature Michael D. Clayman, M.D.	Signature Luca Andretta
Name CEO	Name Director
Title May 9, 2019	Title May 12, 2019
Date	Date

Schedule 1 of the Amendment Agreement
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Schedule 2 of the Amendment Agreement
[***]

Schedule 3 of the Amendment Agreement
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